CONTACT:         FOR IMMEDIATE RELEASE
Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS SECOND QUARTER EPS OF $0.21 AND REVENUE OF $19.6 MILLION
-EPS and Revenue Growth of 62% and 14%, Respectively, Over Prior Year Period-

EXTON, PA, January 25, 2008 -- Kensey Nash Corporation (NASDAQ: KNSY) today reported the results for its second quarter and six months of fiscal year 2008.

Second Quarter Results

Revenues, Sales and Royalties. Total revenues, which include net sales and royalty income, increased 14% to $19.6 million in the Company’s second fiscal quarter ended December 31, 2007, from $17.3 million in the comparable prior year period.

Net sales increased 17% to $13.1 million in the second quarter from $11.2 million in the comparable prior year period. Net sales of biomaterials products increased 15% to $11.5 million from $10.0 million in the second quarter of fiscal 2007 driven by orthopaedic product sales, which increased 67% to $7.2 million from $4.3 million. Sales of spine products increased 140%, including approximately $400,000 of new product sales resulting from the MacroPore Biosurgery asset acquisition, and 115% excluding this new product revenue. Additionally, sales of sports medicine products increased 23% over the prior year. Sales of vascular closure product components to St. Jude Medical decreased $1.7 million, or 33%, from the prior year period, as anticipated and previously disclosed.

Sales of endovascular products increased 36% to $1.7 million in the second quarter of fiscal 2008 from $1.2 million in the comparable prior year period, and 22% sequentially from $1.4 million in the first quarter of fiscal 2008. International endovascular sales were very strong, more than doubling year over year. U.S. sales increased 13% year over year and 28% sequentially, although the growth was hampered by the size of the sales force which was smaller than projected by approximately 35%.

Royalty income increased 7% to $6.5 million in the second quarter of fiscal 2008 compared to $6.1 million in the comparable prior fiscal year period. Royalty income included $5.4 million in Angio-Seal royalties, a 5% increase from $5.1 million in the comparable quarter of the prior fiscal year, and $1.1 million in bone void filling product royalties from Orthovita, Inc., an 11% increase from $968,000 in the prior fiscal year second quarter.

Earnings Per Share. The Company reported second quarter earnings per share of $0.21, exceeding the Company’s previous guidance of $0.18 to $0.20, and the prior year second quarter of $0.13. Earnings per share were exceptionally strong compared to the prior fiscal year period due to the increases in both sales and royalties and an 18% reduction in R&D expenses primarily related to endovascular spending, all of which more than offset increases in selling, general and administrative expenses.

The following chart summarizes the Company’s results for the three months ended December 31, 2007, compared to its results for the comparable period in the prior fiscal year.

($ millions, except per share data)	Three Months Ended December 31,		Year over Year % Change
	2007	2006
Data As Reported:
Net Sales - Biomaterials	$11.5	$10.0	15%
Net Sales - Endovascular	$1.7	$1.2	36%
Total Net Sales	$13.1	$11.2	17%
Royalty Income	$6.5	$6.1	7%
Total Revenues	$19.6	$17.3	14%
Income from Operations, As Reported	$3.6	$1.8	100%
Earnings Per Share, As Reported	$0.21	$0.13	62%
Supplemental Information Related to Equity Compensation Expense:
Total Equity Compensation Expense	$0.7	$0.9	(24%)
Equity Compensation Expense Per Share (net of tax)	$0.04	$0.05	(20%)

Six Month Results

Revenues, Sales and Royalties. Total revenues were $37.2 million for the six months ended December 31, 2007, an increase of 11% from $33.6 million in the prior year six-month period.

Net sales increased 13% to $24.7 million for the first six months of fiscal 2008 from $21.8 recorded in the comparable prior year period. Net sales of biomaterials products increased 9% to $21.7 million from $19.8 million driven by orthopaedic product sales, which increased 54% to $13.4 million from $8.7 million. Spine product sales increased 123% from the prior year, including approximately $1.2 million of new product sales resulting from the Company’s MacroPore Biosurgery asset acquisition, and 83% excluding these new product sales. Additionally, sales of sports medicine products increased 19% over the prior year period. Sales of vascular closure product components to St. Jude Medical decreased $3.0 million, or 30%, from the prior year period, as anticipated and previously disclosed.

Sales of endovascular products for the quarter increased 56% to $3.0 million from $1.9 million in the prior year period. International endovascular sales were very strong, more than tripling year over year. U.S. sales increased 23% year over year although the growth was hampered by the size of the sales force which was smaller than projected by approximately 35%.

Royalty income increased 6% to $12.6 million in the first six months of fiscal 2008 compared to $11.8 million in the comparable prior fiscal year period. Royalty income included $10.4 million in Angio-Seal royalties, a 4% increase from $10.0 million in the comparable period of the prior fiscal year, and $2.1 million in bone void filling products royalties from Orthovita, Inc., a 19% increase from $1.8 million in the prior fiscal year six-month period.

Earnings Per Share. The Company reported earnings per share of $0.19 for the six-months ended December 31, 2007 compared to $0.24 diluted earnings per share for the six months ended December 31, 2006. Earnings per share included pre-tax charges of $3.0 million, or $0.16 per share tax-effected, for the acceleration of stock awards and approximately $325,000, or $0.02 per share tax-effected, of charges related to the discontinuation of the Company’s embolic protection platform, incurred during the first quarter of fiscal 2008. Adjusted earnings per share, excluding these charges, was $0.36 for the six months ending December 31, 2007, a 50% increase over the prior year six-month period.

In the six-month period ended December 31, 2007, the total tax-effected impact on earnings per share of equity compensation expense was $0.23, of which $0.16 related to the acceleration of stock awards and $0.08 related to equity compensation expense prior to the acceleration, equity compensation from current year equity grants as well as a mark-to-market adjustment on Stock Appreciation Rights. The tax-effected impact on earnings per share of equity compensation expense was $0.09 in the six-month period ended December 31, 2006.

The following chart summarizes the Company’s results for the six months ended December 31, 2007, compared to its results for the comparable period in the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

($ millions, except per share data)	Six Months Ended December 31,		Year over Year % Change
	2007	2006
Data As Reported:
Net Sales - Biomaterials	$21.7	$19.8	9%
Net Sales - Endovascular	$3.0	$1.9	56%
Total Net Sales	$24.7	$21.8	13%
Royalty Income	$12.6	$11.8	6%
Total Revenues	$37.2	$33.6	11%
Income from Operations, As Reported	$3.0	$3.7	(19%)
Earnings Per Share, As Reported	$0.19	$0.24	(21%)
Adjustments to Income from Operations:
Discontinuation of Embolic Protection	$0.3	-	n/m
Acceleration of Stock Awards	$3.0	-	n/m
Income from Operations, As Adjusted	$6.3	$3.7	69%
Earnings Per Share, As Adjusted	$0.36	$0.24	50%
Supplemental Information Related to Equity Compensation Expense:
1st Quarter Equity Compensation Expense Prior to Acceleration (includes mark-to-market adjustment for stock appreciation rights before and after acceleration)	$0.7	$0.7
2nd Quarter Equity Compensation Expense	$0.7	0.9
Equity Compensation Related to Acceleration of Stock Awards	$3.0	$-
Total Equity Compensation Expense	$4.4	$1.6
Equity Compensation Expense Per Share (net of tax)	$0.23	$0.09

Biomaterials Update. Biomaterials sales for the second quarter and six months of fiscal 2008 increased to $11.5 and $21.7 million, respectively, from $10.0 and $19.8 million, respectively, in the prior fiscal year periods. Additional details are summarized below:

	Three Months Ended December 31,		Year over Year % Change	Six Months Ended December 31		Year over Year % Change
($ millions)	2007	2006		2007	2006
Orthopaedic Products	$7.2	$4.3	67%	$13.4	$8.7	54%
Cardiovascular Products	$3.5	$5.2	(32%)	$7.4	$10.4	(30%)
Other Products	$0.7	$0.4	68%	$0.9	$0.7	38%
Total Net Sales - Biomaterials	$11.5	$10.0	15%	$21.7	$19.8	9%

“Sales of orthopaedic products increased $2.9 million in the second quarter of fiscal 2008 over the comparable prior fiscal year quarter, of which approximately $400,000 was due to new product revenue related to the acquisition of the MacroPore Biosurgery assets. The success of the biomaterial products in the end user markets demonstrates the strengths of our core technologies and the accomplishments of our strategic partners. We expect this success will continue over the remainder of our fiscal year. Our biomaterials cardiovascular product sales, as anticipated, decreased year over year and we expect these sales to be relatively steady for the remainder of the fiscal year,” commented Joe Kaufmann, President and CEO.

Endovascular Update.  “Sales of our endovascular products increased 36% year over year.  We are pleased with the notable growth over the past year in our thrombus removal product lines with both our QuickCatTM and ThromCatTM products. In addition, sales of our Safe-CrossTM device for the treatment of chronic total occlusions demonstrated strong growth in the U.S. market.   We expect endovascular sales to continue to expand throughout the fiscal year, however as previously noted our U.S. growth has been impacted by the smaller than anticipated size of our sales force.  The Company is actively developing second generation products for both the Safe-CrossTM and the ThromCatTM devices, each of which are expected to be market-ready by the end of the calendar year.  As we previously announced, we are currently exploring partnering, licensing, and other strategic alternatives for the endovascular business and we will report back as soon as that review process is completed,” Mr. Kaufmann concluded.

Mortgage Draw and Share Repurchase Update. During the quarter the Company took the final $27 million advance under the Company’s secured commercial mortgage with Citibank, F.S.B. The mortgage, which is secured by the Company’s facility, had provided the Company with the ability to take aggregate advances of up to $35 million through November 25, 2007, all of which have now been taken. Additionally, during the quarter the Company repurchased 323,000 shares of its common stock for a total of $8.8 million under the previously announced $25 million share repurchase program.

Fiscal 2008 Third Quarter Forecast. For the third quarter of fiscal year 2008, the Company believes that its net sales will be in the range of $13.7 to $14.2 million and royalties will be in the range of $6.6 to $6.8 million. Total revenues are expected to be in the range of $20.3 to $21.0 million. Diluted earnings per share are expected to be $0.25 to $0.27.

Conference Call and Webcast. The Company will host a conference call on Friday, January 25, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 1-612-332-0637. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Friday, January 25, 2008 at 11:00 a.m. Eastern Time through Friday, February 8, 2008 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 905138.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also commercialized a series of innovative products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s forecast of operating results for the third quarter and fiscal 2008. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the Company’s success in distributing its endovascular products into the marketplace, the Company’s dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling KNC related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues:
Net sales
Biomaterial sales	$11,484,912	$9,971,821	$21,652,211	$19,817,298
Endovascular sales	1,661,951	1,226,295	3,026,181	1,934,007
Total net sales	13,146,863	11,198,116	24,678,392	21,751,305
Royalty income	6,491,062	6,093,938	12,561,950	11,812,083
Total revenues	19,637,925	17,292,054	37,240,342	33,563,388
Operating costs and expenses:
Cost of products sold	6,177,524	5,261,524	11,821,673	10,109,353
Research and development	3,959,591	4,814,726	8,891,594	9,190,355
Sales and marketing	3,742,925	3,385,835	7,506,077	6,414,137
General and administrative	2,186,449	2,045,684	5,999,887	4,105,153
Total operating costs and expenses	16,066,489	15,507,769	34,219,231	29,818,998
Income from operations	3,571,436	1,784,285	3,021,111	3,744,390
Interest and other income, net	195,918	235,026	422,262	378,543
Pre-tax income	3,767,354	2,019,311	3,443,373	4,122,933
Income tax expense	1,159,188	440,149	1,057,548	1,115,952
Net income	$2,608,166	$1,579,162	$2,385,825	$3,006,981
Basic earnings per share	$0.22	$0.13	$0.20	$0.26
Diluted earnings per share	$0.21	$0.13	$0.19	$0.24
Weighted average common shares outstanding	12,108,682	11,709,604	12,037,997	11,669,507
Diluted weighted average common shares outstanding	12,645,134	12,568,341	12,633,529	12,534,953

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007 (Unaudited)	June 30, 2007
Assets
Current assets:
Cash, cash equivalents and investments	$60,332,869	$34,331,454
Trade receivables	6,269,680	6,220,727
Other receivables	7,301,853	6,799,369
Inventory	9,254,513	7,392,116
Prepaids and other assets	2,633,454	1,977,592
Deferred tax asset, current	3,744,023	3,151,350
Total current assets	89,536,392	59,872,608
Property, plant and equipment, net	62,835,323	63,821,312
Other non-current assets	16,497,780	16,831,544
Total assets	$168,869,495	$140,525,464
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$6,269,585	$6,178,026
Current portion of debt	1,400,000	186,667
Share-based compensation liability	618,201	-
Deferred revenue	625,399	350,739
Total current liabilities	8,913,185	6,715,432
Long term portion of deferred revenue	559,419	611,196
Long term portion of debt	33,483,333	7,813,333
Deferred tax liability, non-current	271,706	995,395
Other non-current liabilities	2,627,241	740,321
Total stockholders' equity	123,014,611	123,649,787
Total liabilities and stockholders' equity	$168,869,495	$140,525,464

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	(Unaudited) As Reported	Non-GAAP Adjustments	Non-GAAP Adjustments	(Unaudited) As Adjusted
	Six Months Ended December 31,	Embolic Protection	One-Time Equity Acceleration	Six Months Ended December 31,
	2007	2007	2007	2007
Revenues:
Net sales
Biomaterials	$21,652,211	$-	$-	$21,652,211
Endovascular	3,026,181	-	-	3,026,181
Total net sales	24,678,392	-	-	24,678,392
Royalty income	12,561,950	-	-	12,561,950
Total revenues	37,240,342	-	-	37,240,342
Operating costs and expenses:
Cost of products sold	11,821,673	(154,726)	(253,879)	11,413,068
Research and development	8,891,594	(92,630)	(849,678)	7,949,286
Sales and marketing	7,506,077	(71,474)	(262,148)	7,172,455
General and administrative	5,999,887	(4,898)	(1,627,173)	4,367,816
Total operating costs and expenses	34,219,231	(323,728)	(2,992,878)	30,902,625
Income from operations	3,021,111	323,728	2,992,878	6,337,717
Interest and other income, net	422,262	-	-	422,262
Pre-tax income	3,443,373	323,728	2,992,878	6,759,979
Income tax expense	1,057,548	110,068	1,017,579	2,185,194
Net income	$2,385,825	$213,660	$1,975,299	$4,574,785
Basic earnings per share	$0.20	$0.02	$0.16	$0.38
Diluted earnings per share	$0.19	$0.02	$0.16	$0.36
Weighted average common shares outstanding	12,037,997	12,037,997	12,037,997	12,037,997
Diluted weighted average common shares outstanding	12,633,529	12,633,529	12,633,529	12,633,529

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of as adjusted net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the discontinuance of our embolic protection platform and for the accelerated vesting of stock awards. As previously announced, the Company has excluded the impact of write-offs of inventory, certain dedicated embolic protection equipment, and other assets related to the Company’s decision in June 2007 to discontinue the embolic protection product line. Additional charges related to severance and clinical trial closeout costs were recorded in the first fiscal quarter of 2008, as set forth in the reconciliation. In addition, the Company is excluding the impact of the acceleration of vesting of the stock awards from the first quarter results due to the "Change in Control" as defined in the Company's equity compensation plan on August 30, 2007 when Ramius Capital Group, L.L.C. and its affiliates aquired more than 20 percent of the Company’s outstanding common stock.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the discontinuance of our embolic protection division and the accelerated vesting of stock awards. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.